As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First US Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	63-0843362
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3291 U.S. Highway 280

Birmingham, Alabama 35243

(Address of Principal Executive Offices, including Zip Code)

FIRST US BANCSHARES, INC.

2023 INCENTIVE PLAN

(Full title of the plan)

James F. House

President and Chief Executive Officer

First US Bancshares, Inc.

3291 U.S. Highway 280

Birmingham, Alabama 35243

(205) 582-1200

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

Margaret J. Cornelius

Maynard Nexsen PC

1901 Sixth Avenue North

Suite 1700

Birmingham, Alabama 35203

(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the First US Bancshares, Inc. 2023 Incentive Plan (the “Plan”) in accordance with Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Form S-8 Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting First US Bancshares, Inc., 3291 U.S. Highway 280, Birmingham, Alabama 35243; telephone (205) 582-1200, Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by First US Bancshares, Inc. (the “Registrant”) with the Commission, are incorporated by reference and made a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 10, 2023;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission after the fiscal year ended December 31, 2022; and

•

The Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purposes of updating such description.

The Registrant is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

Additionally, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth in subsection (a) of Section 145, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 145 also states that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, and the section empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation provides that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; (2) it is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors; (3) it is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (4) the rights conferred in its Certificate of Incorporation are not exclusive.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

The Registrant maintains directors’ and officers’ liability insurance covering the directors and officers of the Registrant against claims arising out of the performance of their duties as such. The Registrant also has entered into indemnification agreements with its non-employee directors providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under the law.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are furnished as part of this Registration Statement:

Exhibit No.	Item

4.1	Certificate of Incorporation of United Security Bancshares, Inc. (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-14549), filed on November 12, 1999)

4.2	Certificate of Amendment to the Certificate of Incorporation of United Security Bancshares, Inc., effective as of October 11, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-14549), filed on October 11, 2016)

4.3	Amended and Restated Bylaws of First US Bancshares, Inc., effective as of November 16, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-14549), filed on November 16, 2022)

4.4	First US Bancshares, Inc. 2023 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-14549), filed on April 28, 2023)

5.1 #	Opinion of Maynard Nexsen PC, counsel to the Registrant

23.1 #	Consent of Carr, Riggs & Ingram, LLC, independent registered public accounting firm

23.2 #	Consent of Maynard Nexsen PC (contained in Exhibit 5.1 to this Registration Statement)

24.1 #	Powers of Attorney (included on the signature pages to this Registration Statement)

107.1 #	Filing Fee Table

#	Filed herewith.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 28, 2023.

FIRST US BANCSHARES, INC.

By:	/s/ James F. House
	Name:	James F. House
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James F. House his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of April, 2023.

Signature	Title

/s/ James F. House James F. House	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas S. Elley Thomas S. Elley	Senior Executive Vice President, Treasurer, Assistant Secretary, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Stephen Briggs Robert Stephen Briggs	Director

/s/ Sheri S. Cook Sheri S. Cook	Director

/s/ John C. Gordon John C. Gordon	Director

/s/ David P. Hale David P. Hale	Director

/s/ Marlene M. McCain Marlene M. McCain	Director

/s/ J. Lee McPhearson J. Lee McPhearson	Director

/s/ Jack W. Meigs Jack W. Meigs	Director

/s/ Aubrey S. Miller Aubrey S. Miller	Director

/s/ Donna D. Smith Donna D. Smith	Director

/s/ Bruce N. Wilson Bruce N. Wilson	Director